UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2019

Adtalem Global Education Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe
Chicago, Illinois		60661
(Address of principal executive offices)		(Zip Code)

(866) 374-2678
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered	Trading Symbol
Common Stock $0.01 Par Value	NYSE, CSE	ATGE

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2019, Adtalem Global Education Inc. (“Adtalem”) announced that it had appointed Michael Randolfi as Adtalem’s Senior Vice President and Chief Financial Officer.  Mr. Randolfi succeeds Mr. Patrick Unzicker who had served as Adtalem’s Chief Financial Officer.  In connection with this transition, Mr. Unzicker continues to serve as Adtalem’s principal financial officer and principal accounting officer through August 30, 2019 at which time Mr. Randolfi will assume those duties.

Mr. Randolfi (age 47) previously served as the Chief Financial Officer of Groupon, Inc. since April 2016.  Prior to his CFO role at Groupon, Mr. Randolfi served as Chief Financial Officer of Orbitz Worldwide, Inc. from March 2013 until November 2015 (when he departed following its acquisition by Expedia, Inc.)  Prior to Orbitz, Mr. Randolfi, spent fourteen years with Delta Airlines in a variety of executive financial roles culminating in Senior Vice President and Controller from February 2008 to February 2013.

Adtalem issued a press release on August 26, 2019, announcing the appointment of Mr. Randolfi as its Senior Vice President and Chief Financial Officer, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Randolfi will be paid (i) an annual base salary of $600,000; (ii) an annual cash bonus target opportunity equal to 80 percent of his base salary, subject to the attainment of certain performance goals established  by the Compensation Committee of the Adtalem Board of Directors (the “Compensation Committee”); and (iii) an annual long-term incentive equity grant, subject to the attainment of certain performance goals established by the Compensation Committee.

In addition, Mr. Randolfi received a one-time award of restricted stock units under the Fourth Amended and Restated Incentive Plan of 2013 (“RSUs”).  Subject to Mr. Randolfi’s continued employment with Adtalem, 40 percent of the RSUs will vest on the first anniversary of the grant, 40 percent will vest on the second anniversary of the grant, and 20 percent will vest on the third anniversary of the grant.

 Mr. Randolfi also received a one-time signing bonus.  The signing bonus is subject to a 100 percent clawback by Adtalem if Mr. Randolfi is terminated for Cause or resigns without Good Reason prior to his 1-year anniversary and a 50 percent clawback if Mr. Randolfi is terminated for Cause or resigns without Good Reason after his 1-year anniversary of employment, but prior to his 2-year anniversary.

The description of the terms of Mr. Randolfi’s employment is not complete and is qualified in its entirety by the Executive Employment Agreement dated as of August 23, 2019, between Adtalem and Mr. Randolfi, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

There are no family relationships between Mr. Randolfi and any director, executive officer or person nominated or chosen by Adtalem to become a director or executive officer.  Additionally, there have been no transactions involving Mr. Randolfi that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his departure, Mr. Unzicker (a) in accordance with his existing employment agreement will receive a severance payment equal to 1.5 times his annual base salary plus his target management incentive plan (“MIP”) award payable in 18 equal monthly payments, plus his FY19 MIP award based on actual performance for Adtalem’s 2019 fiscal year, together with certain health benefits, and (b) in accordance with the terms of his equity awards, an additional year of vesting.  Mr. Unzicker’s severance terms are described in additional detail in Adtalem’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on October 4, 2018.

Item 9.01            Financial Statements and Exhibits

10.1	Executive Employment Agreement dated as of August 23, 2019 between Adtalem and Mr. Randolfi

99.1	Press Release of Adtalem Global Education Inc., dated August 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADTALEM GLOBAL EDUCATION INC.

By:	/s/ Stephen W. Beard
Stephen W. Beard
Chief Operating Officer and General Counsel

Date: August 27, 2019